Exhibit 99.3

FORM OF LETTER TO BROKERS AND OTHER NOMINEE HOLDERS

SUBSCRIPTION RIGHTS FOR THE EXERCISE OF UNITS CONSISTING OF

UP TO AN AGGREGATE OF [            ] SHARES OF MARSHALL EDWARDS, INC. COMMON

STOCK AND WARRANTS FOR THE PURCHASE OF UP TO AN AGGREGATE OF [                ]

SHARES OF COMMON STOCK

THE SUBSCRIPTION RIGHTS ARE EXERCISABLE UNTIL 5:00 P.M. EASTERN TIME

ON [            ], 2012, SUBJECT TO EXTENSION OR EARLIER CANCELLATION.

[            ], 2012

To: Brokers, Dealers, Custodian Banks and Other Nominee Holders:

This letter is being distributed to brokers, dealers, custodian banks and other nominee holders in connection with the rights offering (the “Rights Offering”) by Marshall Edwards, Inc. (the “Company”) of the Company’s units (“Units”). Each Unit will consist of [            ] share[s] of our common stock, par value $0.00000002 per share (the “Common Stock”), and warrants to purchase an additional [            ] shares of Common Stock, which will be issued upon the exercise of non-transferable subscription rights (the “Subscription Rights”) that are being distributed to all holders of record of Common Stock, as well as holders of the Company’s Series A warrants (collectively, the “Record Holders”), as of 5:00 p.m., Eastern time, on [            ], 2012 (the “Record Date”). The Subscription Rights and the Rights Offering are described in the prospectus, dated March [        _], 2012, which is enclosed with this letter (the “Prospectus”).

In the Rights Offering, the Company is offering up to [            ] Units consisting of up to an aggregate of [            ] shares of Common Stock and warrants to purchase of up to an aggregate of [            ] shares of Common Stock, to be issued upon the exercise of the Subscription Rights, which is described further in the Prospectus. The Subscription Rights will expire, if not exercised earlier, at 5:00 p.m., Eastern time, on [            ], 2012, unless the Company elects in its sole discretion to extend the period of the Rights Offering beyond this date (as such date may be extended, the “Expiration Date”).

As described in the Prospectus, each Record Holder will receive one Subscription Right for each share of Common Stock owned on the Record Date. Each Subscription Right will entitle the holder thereof to subscribe to purchase [            ] Units (the “Basic Subscription Right”) at a subscription price of $[            ] per Unit. For example, if a holder owned 100 shares of Common Stock on the Record Date, the Record Holder would receive [            ] Units consisting of [            ] shares of Common Stock and warrants to purchase up to an additional [            ] shares of Common Stock for $[            ] per Unit pursuant to such holder’s Basic Subscription Right.

In addition, if the holder of Subscription Rights fully exercises the holder’s Basic Subscription Right (after giving effect to any permitted distributions), then the holder will be eligible to subscribe to purchase additional Units, subject to the conditions and limitations described further in the Prospectus (the “Over-Subscription Privilege”). The Company offers no assurances that any subscription requests that any holder of Subscription Rights may submit pursuant to the Over-Subscription Privilege will be fulfilled in whole or in part.

Each holder of Subscription Rights will be required to submit payment in full for all of the Units that the holder wishes to buy under the holder’s Basic Subscription Right and pursuant to the Over-Subscription Privilege to Computershare, Inc. (the “Subscription Agent”), by no later than 5:00 p.m., Eastern time, on the Expiration Date.

The Company will not issue fractional shares of Common Stock in the Rights Offering. Rights Holders will only be entitled to purchase a number of Units representing a whole number of shares of Common Stock, rounded down to the nearest whole number of Units a holder would otherwise be entitled to purchase. Any excess subscription payments that the subscription agent receives will be returned, without interest or deduction, as soon as practicable. Similarly, no fractional shares of Common Stock will be issued in connection with the exercise of a warrant. Instead, for any such fractional share that would otherwise have been issuable upon exercise of the warrant, the holder will be entitled to a cash payment equal to the pro-rated per share market price of the Common Stock on the last trading day preceding the exercise.

The Subscription Rights are evidenced by subscription rights certificates (each, a “Subscription Rights Certificate”) registered in the Record Holder’s name. The Subscription Rights are non-transferable, meaning that they may not be sold, transferred, or assigned by the Record Holder to any other party; provided, however, that Record Holders may distribute their Subscription Rights to their own shareholders, members or general or limited partners.

We are asking persons who hold shares of Common Stock beneficially and who have received the Subscription Rights distributable with respect to those shares through a broker, dealer, commercial bank, trust company, or other nominee, as well as persons who hold certificates of Common Stock directly and prefer to have such institutions effect transactions relating to the Subscription Rights on their behalf, to contact the appropriate institution or nominee and request it to effect the transactions for them. In addition, we are asking beneficial owners who wish to obtain a separate Subscription Rights Certificate to contact the appropriate nominee as soon as possible and request that a separate Subscription Rights Certificate be issued.

If you exercise the Subscription Rights on behalf of beneficial owners of Subscription Rights you will be required to certify to the Company, the Subscription Agent, and the Information Agent (as defined below), with respect to each beneficial owner of Subscription Rights on whose behalf you are acting, as to the aggregate number of Subscription Rights that have been exercised and the corresponding number of Units subscribed for pursuant to the Basic Subscription Right and, in connection with any subscription request pursuant to the Over-Subscription Privilege, the number of Units subscribed for pursuant to the Over-Subscription Privilege.

All commissions, fees, and other expenses (including brokerage commissions and transfer taxes), other than fees and expenses of the Subscription Agent and Georgeson, Inc. (the “Information Agent”), incurred in connection with the exercise of the Subscription Rights will be for the account of the holder of the Subscription Rights, and none of such commissions, fees, or expenses will be paid by the Company, the Subscription Agent, or the Information Agent.

Enclosed are copies of the following documents:

•	the Prospectus;

•	the Subscription Rights Certificate;

•

the Instructions For Use of Marshall Edwards, Inc. Subscription Rights Certificates (including an accompanying Notice of Guaranteed Delivery for Subscription Rights Certificates Issued by Marshall Edwards, Inc.);

•

A form of letter that you may send to your clients for whose accounts you hold shares of Common Stock registered in your name or the name of your nominee (including an accompanying Beneficial Owner Election Form);

•

Nominee Holder Certification, which must be completed and submitted by you if you exercise the Subscription Rights, including the exercise of the Basic Subscription Right and any subscription request pursuant to the Over-Subscription Privilege, on behalf of any beneficial owners of Subscription Rights; and

•	A return envelope addressed to the Subscription Agent.

Your prompt action is requested. To exercise the Subscription Rights, you must deliver the properly completed and signed Subscription Rights Certificate (or the Notice of Guaranteed Delivery if you are following the guaranteed delivery procedures), together with payment in full of the total subscription amount that is required for all of the Units subscribed for under the Basic Subscription Right and any additional Units subscribed for pursuant to the Over-Subscription Privilege, to the Subscription Agent as described further in the Prospectus. The properly completed and signed Subscription Rights Certificate or Notice of Guaranteed Delivery, in either case accompanied by full payment of the total subscription amount, must be received by the Subscription Agent by no later than 5:00 p.m., Eastern time, on the Expiration Date. Failure to return the properly completed Subscription Rights Certificate with the correct payment will result in your not being able to exercise the Subscription Rights held in your name on behalf of yourself or other beneficial owners. A Subscription Rights holder cannot revoke the exercise of Subscription Rights. Subscription Rights not exercised before 5:00 p.m., Eastern time, on the Expiration Date will expire.

Additional copies of the enclosed materials may be obtained from the Information Agent. Banks and brokers should call (212) 440-9800 and shareholders should call (866) 628-6021.

Very truly yours,

Daniel P. Gold

President and Chief Executive Officer

NOTHING CONTAINED IN THE PROSPECTUS OR IN ANY OF THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY PERSON AS AN AGENT OF MARSHALL EDWARDS, INC., THE SUBSCRIPTION AGENT, THE INFORMATION AGENT, OR ANY OTHER PERSON MAKING OR DEEMED TO BE MAKING OFFERS OF THE SECURITIES ISSUABLE UPON VALID EXERCISE OF THE SUBSCRIPTION RIGHTS, OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENTS ON BEHALF OF ANY OF THEM WITH RESPECT TO THE RIGHTS OFFERING EXCEPT FOR STATEMENTS MADE IN THE PROSPECTUS.